EXHIBIT 11.1

                                                                 [Celanese LOGO]

GLOBAL BUSINESS CONDUCT POLICY

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JANUARY 2005

LETTER FROM THE CEO
DAVID N. WEIDMAN

[PHOTO]

     Dear Colleagues,

     Celanese has embraced major challenges over the past year: We have a new sponsor; we have taken significant steps to globalize our businesses; we have successfully implemented one of the most complex SAP installations on record; we have moved our U.S. Ticona headquarters closer to its customer base and operations, to name a few.

     More importantly, we continue to conduct business with the highest standards of integrity in an environment where laws and regulations are changing and placing business transactions under ever greater scrutiny. This commitment will not change, regardless of how quickly we accelerate our performance.

     Our global Business Conduct Policy (BCP), which is a part of the Company's
Corporate Governance, ensures that all directors, officers and employees share
Celanese's commitment to ethical business practices and provides guidance on how to put this commitment into practice. It also helps ensure that we are adhering to the ethical standards and laws in all regions where we operate. Where needed, we have established supplemental guidelines that apply to specific areas.

     Although the global BCP addresses a wide range of topics, it cannot cover everything. Therefore, it is essential that you contact the BCP regional coordinator or in-house legal counsel if you ever have a doubt as to whether an action of Celanese or its employees would violate laws or our ethical standards.

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     As a matter of compliance with the law, our Chief Financial Officer, our
Controller and I must also adhere to a Financial Code of Ethics that sets forth additional ethical standards in connection with our public disclosures.
Moreover, our management is responsible for creating an environment that supports the principles set forth in our global BCP. We have established a process for putting this policy into practice and ensuring its compliance.

     Our commitment to the BCP should not be taken lightly. Achieving its standards is the best thing we do year after year. I know you will join me in upholding our traditions of excellence in these areas.

     David N. Weidman

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HOW TO READ THIS POLICY

     The global Business Conduct Policy ("BCP" or the "Policy") is currently available in English, German, Spanish, French and Mandarin, and will be translated into other languages as needed. It is updated at least once every year and as needed throughout the year. The most up-to-date version can always be found on the Celanese Intranet and Internet. Hard copies are printed and distributed to employees periodically.

     Throughout the English and French versions of the BCP you will see references to the North American Regional Supplement to the right of certain texts. These references indicate additional requirements in the U.S. and Canada and may contain region-specific information on areas not covered by this BCP.
Therefore, it is important that every employee in the U.S. and Canada as well as all employees dealing with our businesses in these areas read the entire supplement.

     In addition, you will see various terms printed in orange throughout the text. These terms are explained in the Glossary.

     As used in this document "Celanese" or "Company" means Celanese Corporation along with its subsidiaries. "We" means the directors, officers and employees at every level of Celanese (individually or as a group).

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OUR PRINCIPLES

     Here are the principles of business conduct to which we will adhere in our daily business affairs:

     1.   Compliance with Applicable Laws and Internal Policies -We will obey all laws and regulations applicable to the Company's activities as well as internal policies, both global and regional, and we will not take any action on the Company's behalf that we know or should know violates any law, regulation or internal policy.

     2.   Loyalty to the Company - We will not put ourselves in a position where our personal interests or relationships conflict or may appear to conflict with the best interests of the Company. Consequently, we should avoid doing anything that would compromise, or may appear to compromise, the Company or ourselves as individuals when conducting or representing the Company's business activities and interests.

     3.   Observance of Ethical Standards of Society - We will follow the ethical standards of our societies while conducting the Company's business.

     Celanese's management is responsible for ensuring these principles are communicated to, understood and observed by all employees. The management is responsible for implementing and overseeing the Policy, if necessary through more detailed guidance tailored to local needs.

     We are expected to read and understand this global BCP including any supplements for our region and any region we work with. Training is provided to ensure that we understand the policies set forth in this BCP. In addition, local management requires certain employees to certify in writing periodically that they have read and understood the Policy and are in compliance with the Policy.

     Compliance with these principles is an essential element for our business success. We, as directors, officers, or employees, should be sensitive to situations that could lead any of us to engage in behavior that is illegal or unethical, or that contradicts our corporate values, and we should avoid such situations. Therefore, we have the responsibility to promptly report any actual, suspected or apparent breaches of the BCP or any actual, suspected or apparent illegal conduct, to the BCP regional

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coordinator or in-house legal counsel, and we may call the helplines that have been set up for reporting purposes. Calls to the helplines can also be made anonymously - the system for safeguarding anonymity is described on the helpline message. Each reported breach or suspected breach will be dealt with by in-house legal counsel, and the person reporting the breach has a right to receive information on how such breaches or suspected breaches will be handled.

     We will not suffer for speaking up nor will management be criticized for any loss of business or any reasonable expense resulting from the good faith adherence to or remedying any breaches of this Policy and other mandatory policies and instructions. Any attempt to deter employees from raising proper concerns will be treated as a serious disciplinary offense.

     Violations of the BCP can expose the Company to substantial damages and unfavorable publicity. Severe disciplinary action for breaches of the Policy will be taken, which may include termination of employment. Illegal conduct will be prosecuted. Any waiver of the BCP may be granted only by the Board of
Directors and must be disclosed promptly to shareholders.

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I. CONFLICTS OF INTEREST

WE WILL GIVE OUR UNDIVIDED BUSINESS LOYALTY TO THE COMPANY WHEN CONDUCTING OUR
JOB-RELATED DUTIES.

     A conflict of interest arises when our loyalty to the Company is prejudiced by actual or potential personal benefit from another source. We will avoid any investment, interest or association that might interfere or seem to interfere with our ability to make independent judgments or decisions on the Company's behalf.

     We must disclose to the BCP regional coordinator or in-house legal counsel any personal interests or circumstances that might constitute a conflict of interest as soon as the circumstances arise, so that management and counsel can resolve the matter in a manner best suited to the interests of the Company and the employee.

     Conflicts of interest can arise in the following situations:

          o    when an officer, employee, a director or a member of the
               officer's, employee's or director's family has a significant
               (over 1%) direct or indirect financial interest in, or obligation to, an actual or potential competitor, any company or individual
               Celanese does business with, or any company in which Celanese has an ownership interest,

          o    when an officer or an employee conducts business on behalf of
               Celanese with any other company of which a relative is a
               principal, officer or representative,

          o    when an officer or an employee participates in outside
               activities, such as a part-time job or community activities, that interfere with his or her employment at Celanese,

          o    when Celanese conducts business with another company or an individual with whom an outside director has a relationship,

          o    when an officer, employee or director misuses information
               obtained in the course of his/her relationship with Celanese, or

          o    when an officer, an employee, a director, a member of the
               officer's, employee's or director's family, or any person or entity, including charities, designated by the officer, the employee or the director, accepts social amenities such as gifts

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               and entertainment. Consequently, we will only accept gifts or entertainment from persons or entities who deal with Celanese in accordance with normal business practices, and provided:

                    o    the amenities follow the generally accepted ethical
                         standards and comply with local laws where the activity
                         occurs,

                    o    the value of any gift is modest and the value of any
                         entertainment is not excessive,

                    o    the amenities are not accepted on a regular or frequent
                         basis, and

                    o    public disclosure would not embarrass the Company.

     Certain stockholders of Celanese Corporation that are affiliated with the
Blackstone Group (the "Sponsor") control a majority of the voting power of its outstanding common stock. Under the terms of a shareholders agreement among
Celanese Corporation and certain stockholders (the "Original Stockholders"), affiliates of the Sponsor have the right to designate all nominees for election to the Board so long as they hold at least 25% of the total voting power of
Celanese Corporation's capital stock. In addition, we recognize that it is beneficial to Celanese Corporation to have Board members that are familiar with the industries in which Celanese operates. Accordingly, in recognition of (i)
the fact that certain directors, principals, managing directors, officers, employees or other representatives of the Sponsor may serve as directors or officers of Celanese Corporation; (ii) the Sponsor and its affiliates may now engage and continue to engage in the same or similar lines of business as those in which Celanese engages and (iii) certain non-employee directors may work or otherwise operate in the same or similar lines of business as those in which
Celanese engages, Celanese Corporation has adopted provisions in its Certificate of Incorporation that renounce any interest or expectancy of Celanese in certain opportunities that are presented to the Original Stockholders (including the
Sponsor) or any non-employee director (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates. The duties with respect to corporate opportunities and conflict of interest of Celanese Corporation's non-employee directors, including any non-employee directors who are affiliated with the Sponsor, shall be subject to the provisions of Celanese Corporation's Certificate of Incorporation.

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II. EQUAL OPPORTUNITY, DISCRIMINATION AND HARASSMENT

THE COMPANY IS COMMITTED TO THE PRINCIPLES OF EQUAL OPPORTUNITY AND CREATING A
WORKING ENVIRONMENT IN WHICH DIVERSITY IS ACCEPTED AND VALUED.

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     The Company realizes that success depends on the skills and strengths of every employee. Therefore, we will treat employees with fairness and respect.
Moreover, Celanese will respect employees' rights under all applicable laws that may prohibit discrimination and harassment on the basis of race, color, religion, sex, national origin, sexual orientation, age, medical condition, physical or mental disability, family leave status or marital status. Celanese will consider individuals for employment opportunities on the basis of merit, as measured against objective job requirements. In matters affecting promotion, training, hiring, compensation and termination, Celanese will ensure that all employees will be afforded treatment that is lawful and consistent with our
Human Resource management system and processes.

III. FAIR DEALINGS

WE WILL CONDUCT ALL OF OUR RELATIONSHIPS WITH HONESTY, TRUST, FAIRNESS, AND
INTEGRITY.

     COMMUNICATION - Communication is a key factor for Celanese's success as a global company. Our communication within the Company as well as with our partners in business and society is based upon an open, trustful and factual dialogue. We will treat all people with respect, and be aware of cultural differences. Within the Company, our managers at every level are responsible for communicating and promoting the achievement of Celanese's goals and values throughout the organization. We must strive to convey consistent messages internally and externally and accept criticism constructively. In addition, we must remember that any communication, either orally or in writing, using the
Company's communication systems or stationery, may be interpreted by the outside world as being made by Celanese. We will therefore draft such communications carefully to avoid accidental misinterpretation of a private communication as a
Celanese statement.

     CUSTOMERS/SUPPLIERS - Customers are our reason for existing. We will base our competitive appeal on the quality of our products, their competitive price, the service with which we support them, and the

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competence and honesty of our product and sales presentations. We will select our suppliers on the basis of objective criteria such as capabilities, quality, integrity, reliability, competitive pricing, and product/service suitability.

     The information we give our customers and suppliers will be accurate, clear and comprehensive and be consistent with ethical and accepted business practices as well as regulatory requirements.

     If we learn that Celanese is treating or is being treated by the people and companies it does business with dishonestly or unfairly, we will advise the BCP regional coordinator or in-house legal counsel.

     PUBLIC RELATIONS - We understand that information about Celanese's businesses that is given to the public can have a significant effect on the price of Celanese's securities and the Company in general. We will therefore handle all such communications in accordance with Celanese's Global
Communications Policy. Moreover, we will not speak to the media, to analysts, or publicly on behalf of Celanese unless we are authorized to do so. If, for example, a representative of the media or an analyst asks us for information on
Celanese or to speak on behalf of Celanese, we will refer them to a representative of Communications or Investor Relations.

     INVESTIGATIONS - We understand that investigations are sometimes necessary to research business practices, commercial and operational issues or potential violations of law or internal policies. We will therefore cooperate fully with and not withhold or give false or misleading information to in-house legal counsel, Celanese Global Audit, Environmental, Health and Safety (EHS)
personnel, nor to others authorized to conduct internal investigations on behalf of Celanese. Any time we obtain any information that would lead us to reasonably believe that an investigation involving Celanese is being conducted by any regulatory, law enforcement or other government official, we will immediately contact in-house legal counsel so that the Company can obtain adequate legal representation. In conjunction with in-house counsel, as appropriate, we will respond to any inquiries by government officials in an honest, forthright and truthful manner.

     PRIVACY LAWS - Company files and information technology systems contain sensitive information concerning our employees, customers, and others. A

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number of countries have enacted privacy laws to protect the personal information of their citizens. However, such laws vary widely from region to region and may have to be observed not only by the citizens of the respective region, but also by anyone dealing with such citizens. They may be all-encompassing or limited to certain types of information. As a company that values its customers, employees, and others it does business with, Celanese is committed to complying with all applicable privacy laws, and will avoid the improper or unauthorized use of personal information. We will handle personal information obtained from visitors to the Company's websites only in accordance with Celanese's Website Privacy Policy. Moreover, we will handle personal information of our employees only in accordance with our Employee Data Privacy
Policy. In all other instances, we will consult with in-house legal counsel before disclosing, collecting, storing, using, changing the purpose of, transferring, or otherwise handling any medical, financial or sensitive personal or any individual customer information or before establishing or updating any system, process or procedure to collect, use, disclose, transmit or otherwise handle such information.

IV. ENVIRONMENT, HEALTH AND SAFETY

WE, AND THE COMPANY, ARE COMMITTED TO PROTECTING THE ENVIRONMENT, PRESERVING THE
HEALTH AND SAFETY OF OUR EMPLOYEES AND COMMUNITIES, ASSURING THE SAFE OPERATIONS
OF OUR PROCESSES AND COMPLYING WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS
IN EACH LOCATION IN WHICH WE DO BUSINESS.

     We know that we can only be successful if the public trusts our businesses, products and plants, and if we fully comply with the requirements of our regional and national governments. Environmental protection, employee health and occupational and process safety are in the interest of our employees and neighbors, as well as a benefit to the Company. They are therefore top priorities for Celanese.

     We will design and operate our facilities throughout the world to provide our employees with a safe workplace and to minimize the potential for any adverse impacts on health and the environment.

     We will fully adhere to the following EHS guiding principles

     o    complying with applicable requirements,

     o    using good science,

     o    operating safely,

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     o    managing contractors,

     o    communicating proactively,

     o    managing responsibility.

     These principles are outlined in more detail in Celanese's Environmental
Health and Safety Policy.

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     The laws and regulations in this area are complex, and violations can result in severe criminal and civil penalties for the Company, as well as for individuals. Criminal penalties, including imprisonment, can be imposed for knowingly, or in some cases even negligently, violating standards or making false statements.

     If we are faced with environmental, health or safety issues, we will contact our Department of Environmental, Health and Safety, or in-house legal counsel. We will not suffer repercussions for raising such issues. Moreover, in some instances, not immediately reporting a potential environmental, health or safety hazard may result in a violation of law.

V. USE OF COMPANY ASSETS, PROPERTY AND INFORMATION

WE WILL PROTECT ALL OF CELANESE'S ASSETS, INCLUDING TIME, MATERIALS, EQUIPMENT,
INTELLECTUAL PROPERTY AND INFORMATION. CONSEQUENTLY, WE WILL USE THE COMPANY'S
ASSETS EFFICIENTLY AND ONLY FOR ETHICAL, LEGAL, AND PROPER PURPOSES. WE WILL NOT
USE THE COMPANY'S ASSETS IN ANY WAY THAT MIGHT HARM OR EMBARRASS CELANESE OR
RESULT IN UNAUTHORIZED PERSONAL GAIN OR OPPORTUNITY.

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     COMPUTER SYSTEMS/E-MAIL/INTERNET - We will not use the Company's computer and telecommunications resources, including the Company's telephone systems, for amusement, solicitation, or other purposes that would be a conflict of interest or otherwise interfere with the business of Celanese. We will use the Company's
e-mail and Internet access only in accordance with the Company's Electronic
Communications Policy. While we may occasionally use the Company's computer and telecommunications resources for personal communications, we will keep personal use to a minimum and never use these systems for any purpose that may be construed as harassment, incite racial or religious hatred, violent or other criminal acts, or for any purpose that is sexually or otherwise offensive according to the generally accepted ethical standards of our societies.

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     INTELLECTUAL PROPERTY - As Celanese attaches great importance to its intellectual property, including patents, trademarks, copyrights, product designs and know-how, in order to protect its investment in research and development, manufacturing and marketing, it seeks the widest possible protection for significant technologies and product developments in its major markets. Celanese also respects the intellectual property of others, including software licenses. Consequently, we, as Celanese employees, will take steps to safeguard the Company's intellectual property, including following the Company's
On-line Identity Use Policy. We will consult with in-house legal counsel or, where appropriate, with preapproved outside counsel concerning the proper disclosure and use as well as the misuse of trade secrets and intellectual property of Celanese and others.

     CONFIDENTIAL INFORMATION - We recognize that communication and information is important to us; however, the disclosure of confidential or proprietary information could be harmful to Celanese. Therefore, we will be responsible for protecting all confidential or proprietary information and documentation within our areas of responsibility. Confidential information includes all non-public information that provides a benefit to Celanese, might be of use to competitors, or might be harmful to Celanese if disclosed. We will comply with Celanese's
Information Security Policy and Information Classification Guidelines and
maintain discretion when discussing confidential matters. We will make sure that all confidential information, whether on paper or in electronic format, is kept in a secure area, not left in view of others who should not have access to such information, and is disposed of properly. We will only use Celanese's confidential or proprietary information for Company business. We will not use it for personal gain unless the situation has been reviewed and received approval from designated management or in-house legal counsel. Moreover, if we have access to confidential information of the people we do business with, we will only disclose such information to others, including other Celanese employees, in accordance with the terms under which such information was given to us. If we are compelled by law or internal policies to disclose such confidential information of others, we will do so only with the approval of in-house legal counsel.

     COMPANY POSITION - We will not (a) take for ourselves a corporate opportunity or otherwise take personal advantage of information we discover through our position with the Company (b) use Company position for personal gain; and (c) compete with the Company, unless the situation has been

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reviewed and received approval from in-house legal counsel or the BCP regional coordinator. We will promote the Company's interests and goals whenever we have an opportunity to do so.

     The duties with respect to corporate opportunities and conflict of interest of Celanese Corporation's non-employee directors, including any non-employee directors who are affiliated with the Sponsor, shall be subject to the provisions of Celanese Corporation's Certificate of Incorporation.

VI. INSIDER TRADING

WE WILL COMPLY FULLY WITH CELANESE'S INSIDER TRADING POLICY. WE WILL NOT TRADE
IN THE SECURITIES OF CELANESE CORPORATION, CELANESE AG OR ANY OTHER CELANESE
ENTITY WHEN WE HAVE INSIDE INFORMATION, NOR DURING THE BLACK-OUT PERIODS
ESTABLISHED BY THE COMPANY'S DISCLOSURE PRACTICES COMMITTEE.

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     Until released to the public, material information concerning the Company's business, including the Company's financial results, plans, successes or failures, is considered "inside information" and therefore, confidential. Inside information is "material" if it would likely affect the market price of, or a reasonable person's decision to buy, sell or hold a company's securities.
Insiders include not only officers, employees and directors, but also persons outside the Company (spouses, parents, friends, children, brokers, etc.) who may have acquired the information directly or indirectly through tips.

     Shares of Celanese Corporation are listed on the New York Stock Exchange, and the shares of its subsidiary, Celanese AG, are listed on the Frankfurt Stock
Exchange. When we are aware of material inside information about Celanese or about another company in the performance of our jobs, we will hold that information in strictest confidence and not disclose it. We will also refrain from buying or selling (or influencing others to buy or sell) the securities of any Celanese entity or of such other company whose securities are publicly traded until at least 48 hours after the information becomes public. If we are identified as an insider for the purposes of Celanese's annual financial statements and quarterly reports, we will not trade during the Black-out Periods established by Celanese's Disclosure Practices Committee.

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     The insider trading laws are rigidly enforced and violators could face criminal fines and imprisonment and substantial civil penalties. We will consult with the BCP regional coordinator or in-house legal counsel if we ever have any doubts whatsoever as to whether we possess material non-public information or whether any trading would be a violation of law or our policy.

VII. FINANCIAL INTEGRITY/DOCUMENT RETENTION

WE WILL TAKE STEPS TO SAFEGUARD AGAINST UNAUTHORIZED USE OR DISPOSITION OF
COMPANY ASSETS, MAINTAIN PROPER ACCOUNTING RECORDS, AND ENSURE THE FULL,
ACCURATE, AND TIMELY DISCLOSURE OF FINANCIAL INFORMATION USED WITHIN THE
BUSINESS OR FOR PUBLICATION. WE WILL ALSO RETAIN OR DESTROY COMPANY DOCUMENTS
ONLY IN ACCORDANCE WITH THE ESTABLISHED POLICIES AND PROCEDURES.

     FINANCIAL INTEGRITY - Accurate and reliable accounting records that fairly reflect transactions and disposition of assets, and internal controls that ensure the accuracy and reliability of such records are critical to the corporate decision making process and to the ability of the Company to meet its legal and financial reporting obligations. We will continue to seek ways to improve transparency by providing financial information in terms that are clear, concise and understandable to the average investor. Accordingly, we will:

          o    have all Company payments and other transactions properly
               authorized by management and record them accurately, completely, in reasonable detail, and in a timely manner on the Company's books and records to permit preparation of financial statements in accordance with relevant Generally Accepted Accounting
               Principles and established corporate accounting policies,

          o    always follow all Company internal control policies and
               procedures created to ensure the accuracy and reliability of accounting records,

          o    never establish an undisclosed or unrecorded fund for any
               purpose, and we will never place Company funds in any personal or non-corporate account,

          o    never make any false or artificial statements or entries for any purpose in the books and records of the Company or in any public disclosure, internal or external correspondence, memoranda, or communication of any type, including telephone or electronic communications,

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          o    always properly protect all Company assets; we will compare asset records with actual assets regularly and take proper action to reconcile any variances.

     Moreover, our CEO, CFO and Controller are required to adhere to our
Financial Code of Ethics, which sets forth additional requirements with respect to financial transactions.

     DOCUMENT RETENTION - Some Company documents, whether on paper or in electronic form (including e-mails), are required by law to be kept for a certain period of time; others must be destroyed regularly to ensure the availability of records storage. Moreover, it may be a criminal offense to destroy or alter records that relate to a lawsuit or governmental investigation.
Therefore, we will retain or destroy Company documents only in accordance with the Celanese Records Retention Policy and its related schedules.

     We will comply at all times with both the letter and the spirit of
Celanese's accounting and internal control and document retention procedures, as well as all applicable laws, rules and regulations. We will cooperate fully with our internal and external auditors. We will, and the Company encourages us to, report promptly to the BCP regional coordinator if we detect or suspect any accounting irregularities or improprieties or any material omissions in our financial reporting.

VIII. ANTITRUST

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CELANESE IS FULLY COMMITTED TO THE PRINCIPLE OF FREE COMPETITION AND TO ENSURING
THAT CONTRACTS WITH OUR BUSINESS PARTNERS ARE ENTERED INTO ON FAIR TERMS.

     Antitrust laws are in effect in numerous countries that regulate competitive behavior and prohibit arrangements that unreasonably restrain competition. Space does not permit even a brief examination here of the various statutes. We must comply with the applicable laws of all jurisdictions in which a transaction possibly involving a competitive restraint is to take place.
Whenever a transaction involves a competitive restraint in any form or if we will attend a trade association or other meeting where competitors may be present, we will consult with our in-house legal counsel at the earliest possible moment. The international antitrust

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laws seek to promote vigorous competition, free from unreasonable restraints.
Failure to comply with these laws could result in serious consequences for the
Company and offending employees. Violations of many antitrust laws are crimes, subjecting the Company and individuals to heavy fines, and individuals to imprisonment. In addition, the Company may be required to pay damages, and be barred from engaging in the activity. The following areas, depending on how the individual transaction is designed, may result in illegal anticompetitive practices, so in-house legal counsel must be consulted before any such transaction is entered:

     RELATIONS WITH COMPETITORS - We will avoid communicating with competitors in any form, including at trade association meetings, on the following topics:
prices and pricing policies, terms and conditions of sale (including product promotions, timing of product promotions, discounts and allowances); credit terms and billing practices; supplier's terms and conditions; profits and profit margins; costs; distribution plans and practices; marketing plans and practices;
bids, including your intent to bid or not to bid for a particular contract or program; allocation of sales territories; selection, retention or quality of customers; refusals to deal with a supplier or customer; type or quality of production; new products or production innovations; product packaging; and terms of warranties or guarantees.

     RELATIONS WITH CUSTOMERS - The Company's relationships with its customers are subject to a number of antitrust laws:

     Price Discrimination: The Company will not sell products of similar grade and quality to competing customers at different prices for the same time period if such sales may result in a material effect on competition.

     Promotional Payments, Services and Facilities: The Company will make promotional payments, services and facilities (such as advertising displays)
available only if they are made on proportionally equal terms to all customers for the products that compete with each other.

     Resale Restrictions: Agreements between the seller and its customer or distributor about the minimum (and possibly, in some cases, maximum) prices at which the customer or distributor will resell the product are prohibited per se.
Restrictions on resale that do not relate to price, such as customer and territorial restrictions, are governed by the "rule of reason" (i.e., upheld if not unreasonably anti-competitive).

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     Requirements Contracts: Contracts that require a customer to purchase substantially all of its requirements for a product from the seller may be illegal.

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     Tying Arrangements: Any arrangement under which a seller influences a customer to take a product it does not wish to buy from the seller as a condition of a license, loan or sale of a second, separate product the buyer does wish to obtain, may be illegal.

     MONOPOLIZATION - The Company will not seek to monopolize, attempt to monopolize, or combine and conspire to monopolize, in any unlawful manner.

IX. BRIBERY AND FRAUD

WE WILL NOT MAKE BRIBES OR ATTEMPT TO MAKE BRIBES, NOR WILL WE TAKE PART IN ANY
BUSINESS TRANSACTION THAT MAY BE OR MAY APPEAR TO BE FRAUDULENT OR OTHERWISE
ILLEGAL.

     BRIBERY - We will never make a bribe, payment (except as described below), or gift to any government official, directly or indirectly, if there is intent to influence unlawfully such official. Nor will we pay any bribe or make any other unlawful payment to anyone, including agents of our customers/suppliers or members of their families, in connection with the sale or purchase of any of our products, even if not making such a payment causes us to lose the business.

     We will act in accordance with the provisions of the OECD Convention on
Combating Bribery of Foreign Public Officials in International Business
Transactions and comply with those domestic laws that implement it, such as the
United States Foreign Corrupt Practices Act. These laws prohibit the quid pro quo payment or gift of anything of value to officials of foreign governments, international government organizations, political parties or candidates for office, or their agents or intermediaries, in order to obtain or retain business.

     We must consult with our BCP regional coordinator or in-house legal counsel to determine whether routine, expediting or facilitating payments made to public officials are lawful. If the BCP regional coordinator or in-house legal counsel approves a facilitating payment, such payments must be accurately and completely recorded in our books and records. We are trained to comply with these laws, and understand that their violation can lead to severe penalties, including fines and jail sentences, for Celanese

                                                                              19

and its employees, as well as significant damage to our business reputation.

     Any director, officer or employee of Celanese that is aware of any violations of the laws described in this section should make a report, which may be done anonymously, by calling the Business Conduct Policy Helpline at
1-800-BCP-4CA1 (1-800-227-4221) in the Americas and Pacific Region, or
00-800-BCP-CELANESE (00-800-227-23526) in Europe at any time. Callers may leave message in English, Spanish, German or Mandarin Chinese, or they may speak to in-house legal counsel during certain hours of the week as explained on a pre-recorded message.

     FRAUD - We will not take part in any business transaction that may be, or may appear to be, illegal or fraudulent. We will conduct business only with reputable customers who are involved in legitimate business activities and whose funds are derived from legitimate sources. We will undertake proper due diligence of our customers and take reasonable steps to ensure that Celanese does not become involved in transactions that may be associated with money laundering or other illegal activities. We will contact the BCP regional coordinator or in-house legal counsel whenever we encounter fraudulent behavior.

                                                                              20

X. INTERNATIONAL COMMERCE

WE WILL COMPLY WITH ALL APPLICABLE INTERNATIONAL AGREEMENTS AS WELL AS NATIONAL
LAWS AND REGULATIONS PERTAINING TO CONTROLS ON INTERNATIONAL COMMERCIAL AND
FINANCIAL TRANSACTIONS.

                                                                  --------------
                                                                  Regional
---------------------------------------------------------------   Supplement:
                                                                  North America
                                                                  --------------

     Penalties for non-compliance with the laws and regulations in this area may include substantial criminal and civil fines, forfeiture of goods, and restrictions on the ability to import and export. We will consult in-house legal counsel with regard to any transaction with respect to which there is reason to believe such agreements, laws and regulations might apply.

     Restrictions on international commercial and financial transactions could be:

     EMBARGOES - Embargoes are general prohibitions against conducting business with certain targeted countries. Embargoes may be multilateral, e.g. the former
U.N. embargo of Iraq, or unilateral/national, e.g. the U.S. embargo of Cuba.
Embargoes may prohibit all commercial and financial transactions involving the targeted country, or they may prohibit only certain activities, such as investment. Because embargoes are viewed by governments as foreign policy tools, applicable restrictions are subject to rapid changes, reflecting fluid foreign policy priorities.

     RESTRICTION ON CHEMICALS TRANSFERS AND OTHER EXPORT CONTROLS - Whether a
particular transaction requires prior authorization will depend normally on the specifications of the product, its destination, the specific intended end use, the identity of the consignee, and the identity of the ultimate end user.
Moreover, the manufacture, use, and sale of chemicals and chemicals-related technical data that might have chemical weapons applications, or are used in the manufacture of illegal drugs, are regulated by various international agreements and national export control regulations. We will comply with all applicable regulations, licensing requirements, other governmental guidelines, as well as international agreements pertaining to chemicals, chemical weapons, and other dual use and arms related materials.

                                                                              21

GLOSSARY

LETTER FROM THE CHAIRMAN:

     Corporate Governance

     Corporate Governance concerns the way a company manages itself, including the roles of the board of directors, the officers and all the Company's systems and procedures. By practicing good Corporate Governance the company creates value and provides accountability to all stakeholders.

     The Corporate Governance Guidelines provide you with a comprehensive summary of Celanese Corporation's Corporate Governance. You will find the
Corporate Governance Guidelines on the Intranet under the category "Policies and
Guidelines" as well as on Celanese's Internet website.

     BCP regional coordinator

     The BCP regional coordinator is your contact person with regard to all issues belonging to the Business Conduct Policy.

     Please find the name of your BCP regional coordinator below:

     Global and Americas: Julie Chapin

     Europe & Africa: Ana Ximena Lohner

     Asia/Pacific Region: Kiam Khiun Chong

     Financial Code of Ethics

          The Financial Code of Ethics contains additional ethical requirements applicable to the Chief Executive Officer, the Chief Financial Officer, and the
Controller. You will find the Financial Code of Ethics on the Intranet under the category "Policies and Guidelines" as well as on Celanese's Internet website.

OUR PRINCIPLES:

     Helplines

     The Helplines are staffed during certain hours of the week as explained on a pre-recorded message. During other times, callers may leave a message. Calls can be made anonymously and the matter will be investigated. If a caller wishes to remain anonymous, yet learn what has been done about his or her BCP concern, a system safeguarding the caller's anonymity has been set up and is described on the Helpline message. The telephones used for the helplines do not have caller
ID.

     The Helpline extensions are:

     Americas and Asia/Pacific Region: 1-800-BCP-4CA1

                                                                              22

     Europe and Africa: 00-800-BCP-Celanese

CONFLICTS OF INTEREST:

     Family

     The term "family" in the BCP is interpreted as meaning ANY relative, by blood or marriage, because there could be real or perceived undue influence with such relationships. Also, a fiancee or someone living in the employee's immediate household should be considered a significant relationship that could give rise to a conflict of interest.

     Value of any gift is modest

     You should make every effort to refuse to accept or to return any gift or series of gifts during a single calendar year from a current or potential supplier or customer exceeding US$100 in value (or its equivalent in local currency).

     If you determine that the donor would be insulted or embarrassed if the gift is refused or returned, a conflict can nevertheless be avoided by promptly reporting the gift to your supervisor. Except in special instances where your supervisor determines a different procedure is warranted, you will deliver the gift or a check for the full fair value of the gift to a pre-approved charity on behalf of the Company. This process must be documented and a copy of that documentation must be forwarded to the BCP regional coordinator.

FAIR DEALINGS:

     Global Communications Policy

     You will find Celanese's Global Communications Policy on the Intranet in
the Information Security section under the category "Policies and Guidelines".

     Privacy Laws

     Europe:

     The Directive on the Protection of Personal Data (95/46/EG) became effective on October 25, 1998. The Directive establishes a clear and stable regulatory framework to ensure both a high level of protection for the privacy of individuals in all Member States and the free movement of personal data within the European Union. The Directive also establishes rules to ensure that personal data is only transferred to countries outside the EU when its continued
protection is guaranteed, so that the high

                                                                              23

standards of protection introduced by the Directive within the EU are not undermined.

     The Directive lays down common rules to be observed by those who collect, hold or transmit personal data as part of their economic or administrative activities or in the course of the activities of their association. There is an obligation to collect and process personal data only for specified, explicit and legitimate purposes, and to ensure that such data is relevant, accurate and up-to-date.

     Under the Directive, natural persons are granted a number of important rights and may appeal to independent national authorities if they believe their rights are not being respected. These rights include:

          o    information from subsequent data users about the origin of the data (where such information is available), the identity of the organization processing the data, and the purposes of such processing,

          o    a right of access to personal data relating to him/her,

          o    a right to have personal data that is shown to be inaccurate corrected, and

          o    the right to prohibit their data to be used in certain
               circumstances (for example, for direct marketing purposes, without providing any specific reason).

     In the case of sensitive data, such as an individual's ethnic or racial origin, political or religious beliefs, trade union membership, or data concerning health or sexual life, the Directive establishes that such data can only be processed with the explicit consent of the individual. There are, however, a number of exemptions, such as the consent of the person or if disclosing the data would be in the public interest (e.g. for medical or scientific research), provided, however, alternative safeguards were established.

     For cases where data is transferred to non-EU countries, the Directive includes provisions to prevent the EU rules from being circumvented. The basic rule is that the data should only be transferred to a non-EU country if it will be adequately protected there, although a practical system of exemptions and special conditions also applies (such as for data where the subject has given consent or which is necessary for performance of a contract with the person concerned, to defend legal claims or to protect vital interests (e.g. health) of the person concerned).

     U.S.A.:

                                                                              24

     There is no comprehensive data privacy law in the U.S.A. Generally, private corporations adopt the data protection measures they deem necessary or appropriate. Many U.S. corporations that collect information from online consumers voluntarily post privacy policies which govern their handling of consumer information. Companies that violate their posted privacy policies may be subject to a Federal Trade Commission ("FTC") enforcement action for "unfair or deceptive trade practices" under Section 5 of the FTC Act.

     In those instances where the voluntary approach has failed to provide adequate privacy protections - or where there has been a perception that it has failed to do so - self-regulation has been supplemented by specific federal and/or state information privacy laws. These relate in particular to financial institutions, insurance companies, the medical profession, and to information collected from children.

     Canada:

     In Canada, the most comprehensive privacy law is the Personal Information
Protection and Electronic Documents Act, which protects the privacy of personal information of an individual that is collected, used or disclosed in the private sector. As of January 1, 2001, the Act applies to the federally-regulated private sector, including telecommunications, broadcasting, banking and interprovincial transportation, in respect of both customer and employee information. It also applies to an organization that discloses personal information across provincial or national borders, such as credit reporting agencies. As of January 1, 2002, the Act applies to all organizations that collect, use or disclose personal health information. As of January 1, 2004, the
Act applies to all personal information collected, used or disclosed in the course of all commercial activity, except where such information is otherwise protected by similar provincial law.

     If the Privacy Commissioner receives a complaint from an individual, he may conduct an investigation and is empowered to seek and examine any relevant information. Although the Commissioner has no power to compel organizations to act on its findings or recommendations, a complainant or the Commissioner can apply to the Federal Court for an order compelling an organization to correct its practices to comply with the provisions of the Act. The Court can also award damages to the complainant.

     The Commissioner may also conduct audits of organizational practices where there are reasonable grounds to believe that an organization is violating the
Act.

                                                                              25

     The Act also protects organizations from recriminations for acting in good faith to uphold the privacy provisions and employees or other individuals who inform the Commissioner of perceived violations.

     Website Privacy Policy

     You will find the Website Privacy Policy on the Internet at
www.Celanese.com.

     Employee Data Privacy Policy

     You will find the Employee Data Privacy Policy on the Intranet in the
Information Security section under the category "Policies and Guidelines".

ENVIRONMENT, HEALTH AND SAFETY

     Environmental, Health and Safety Policy

     You will find the EHS policy on the Intranet under the category "Policies and Guidelines".

USE OF COMPANY ASSETS, PROPERTY AND INFORMATION

     Electronic Communications Policy

     You will find the Electronic Communications Policy on the Intranet under the category "Policies and Guidelines".

     On-line Identity Use Policy

     You will find the On-line Identity Use Policy on the Intranet in the
Information Security section under the category "Policies and Guidelines".

     Information Security Policy

     You will find the Information Security Policy on the Intranet under the category "Policies and Guidelines".

     Information Classification Guidelines

     You will find the Information Classification Guidelines on the Intranet in
the Information Security section under the category "Policies and Guidelines".

INSIDER TRADING

     Insider Trading Policy

     You will find the "Insider Trading Policy on the Intranet under the category "Policies and Guidelines".

                                                                              26

     Black-out Periods

     Employees who have access to insider information as a result of their work in the area of regular financial reporting are subject to Black-out Periods for trading in Celanese shares. Furthermore, employees who have access to insider information due to their involvement in project work, e.g. mergers &
acquisitions, may also be subject to special transactional Black-out Periods.
Those employees will receive the information about the transactional Black-out
Period from the Disclosure Practices Committee or their respective supervisor.

     You will find the Black-out Periods as well as the Insider Trading Policy on the Intranet under the category "Policies and Guidelines".

     Disclosure Practices Committee

     Celanese's Disclosure Practices Committee reviews all of Celanese's disclosures to its security holders or the investment committee so that they are accurate and fairly present Celanese's financial condition and results of operations in all material respects. It also oversees the disclosure process so that such disclosures are made in a timely manner and comply with all requirements of applicable laws, regulations and stock exchange requirements.
The Committee consists of a core team comprising the Chief Financial Officer, the Controller, the Director of Investor Relations, the Vice President of
HR/Communications, the General Counsel, and the Senior SEC Counsel. It also calls upon other executives and outside experts as needed.

FINANCIAL INTEGRITY/DOCUMENT RETENTION

     Generally Accepted Accounting Principles

     Generally Accepted Accounting Principles (GAAP) are a combination of common standards and procedures, at a particular time, for accounting and reporting of the underlying financial data of an entity to present fairly, clearly and completely the economic facts of the existence and operations of the company.
These standards are developed by either an authoritative accounting rule-making body establishing a principle of reporting in a given area or via long-term universal practice, or both.

     In the U.S.A., the major organizations that are instrumental in developing these principles are the Financial Accounting Standards Board (FASB), the
American Institute of Certified Public Accountants (AICPA) and the Securities
and Exchange Commission (SEC). In Germany, corporate and tax laws are supplemented by such generally accepted accounting principles

                                                                              27

developed over long-term practice (Grundsaetze ordnungsmassiger Buchfuehrung or
GoB) as well as the German Accounting Standards set by the German Accounting
Standards Board (Deutsche Rechnungslegungs Standard Committee (DRSC)) which harmonize German standards with international standards.

     Records Retention Policy

     You will find the Celanese Records Retention Policy and related schedules on the Intranet under the category "Policies and Guidelines".

BRIBERY AND FRAUD

     OECD Convention on Combating Bribery of Foreign Public Officials in
International Business Transactions

     The Convention makes it a crime to offer, promise or give a bribe to a foreign public official in order to obtain or retain international business deals. In addition, a related document effectively puts an end to the practice according tax deductibility for bribe payments made to foreign officials.

     The Convention commits the signatory countries to adopt common rules to punish companies and individuals that engage in bribery transactions. The OECD
Working Group on Bribery in International Business Transactions also closely monitors the signatory countries to determine the adequacy of their implementing legislation.

     Laws that Implement OECD Convention

     U.S.A. - U.S. Foreign Corrupt Practices Act

     The U.S. Foreign Corrupt Practices Act ("FCPA") prohibits certain payments to non-U.S. officials to influence a government act or decision in order to obtain or retain business. These antibribery provisions apply to Celanese
Corporation, its subsidiaries and their officers, directors, employees and agents.

          o    The FCPA makes it a crime to bribe or offer a bribe to a non-U.S.
               official, political party, party official or candidate for political office for the purpose of obtaining, retaining or directing business to any person, whether or not that person is the one paying or offering the bribe.

          o    Gifts to and entertainment of officials present difficult legal issues under the FCPA and should be reviewed with your designated legal counsel.

          o    Indirect payments made through agents are also strictly
               prohibited, as is the use of personal funds for such prohibited

                                                                              28

               purposes. The retention of consultants and agents is the
               principal area of exposure under the FCPA.

          o    The Company can be liable for the acts of its non-U.S.
               subsidiaries and affiliates if the Company authorizes the payment or is aware of the payment and does not take steps to demonstrate that it does not authorize or condone the payment.

          o    The law allows certain types of payments to non-U.S. officials, including payments to "facilitate" routine government actions.
               However, determining what is a "facilitating" payment involves difficult legal judgments. No payments or gifts related to the
               Company's business activities should be made to foreign
               officials, directly or indirectly, including any payment or gift thought to be "facilitating" or otherwise exempt from the law, unless approved in advance by your in-house legal counsel.

     Celanese is also required by the FCPA to keep records that accurately and fairly reflect transactions and dispositions of assets. It must also maintain a system of accounting controls to assure that transactions are properly authorized, that financial statements can be prepared in accordance with generally accepted accounting principles and that assets are properly controlled and accounted for. Celanese must require its subsidiaries, and affiliates it controls, whether U.S. or non-U.S., to comply with these FCPA recordkeeping provisions.

     Violations of the FCPA's antibribery provisions can lead to fines against the Company of up to $2 million per violation. Officers, directors and employees may be fined up to $100,000 per violation. An officer, director or employee who is a U.S. citizen, resident, or otherwise subject to U.S. jurisdiction, can be imprisoned for up to five years.

     Violations of the FCPA's recordkeeping provisions can lead to civil fines imposed by the U.S. Securities and Exchange Commission. A person who knowingly circumvents, or fails to implement, internal accounting controls or knowingly falsifies any records can be fined up to $1 million and imprisoned for not more than 10 years.

     Brazil--Article 337 B and C of the Penal Code

     The Brazilian law makes it a crime to promise, offer or give, directly or indirectly, any improper advantage to a foreign public official or to a third person, in order for him or her to put into practice, to omit, or to delay any official act relating to an international business transaction. It is also a crime to request, require, charge or obtain, for oneself or for another person, directly or indirectly, any advantage or promise of

                                                                              29

advantage in exchange for influencing an act carried out by a foreign public official in the exercise of his or her functions relating to an international business transaction. The Penal Code considers a foreign public official to be someone who holds, a position, a job or a public function in a state body or in diplomatic representation of a foreign country.

     Sanctions include fines and/or imprisonment.

     Canada - Corruption of Foreign Officials Act (the "CFPOA").

     The key provisions of the CFPOA include the following:

          o    It is a criminal offense to directly or indirectly bribe or offer a bribe to a non-Canadian public official, which includes persons who hold an administrative, legislative or judicial position or who otherwise perform public duties for the foreign country.

          o    It is a criminal offense to possess property or any proceeds of property obtained or derived directly or indirectly from the commission of bribery.

          o    It is a criminal offense to launder property or any proceeds of property with the intent of concealing that the property was obtained or derived directly or indirectly from the commission of bribery.

          o    Liability for acts prohibited under the CFPOA can arise from activities conducted anywhere in the world; and

          o    Certain payments may be made to non-Canadian public officials, including where such payment:

               o    is permitted by the laws of the non-Canadian public
                    official's country,

               o    is to reimburse the non-Canadian public official for
                    reasonable expenses incurred directly related to the
                    promotion, demonstration and explanation of the products or services of the payer or to the execution or performance of a contract between the payer and the public official's
                    country,

               o    is made to expedite or secure the performance of any act of the non-Canadian public official that is part of the
                    official's duties or functions.

     Indirect attempts at bribery, such as attempts by agents or consultants retained by the Company, are also strictly prohibited under the CFPOA.

     Giving gifts or providing entertainment to non-Canadian public officials falls within a gray area under the CFPOA. Under the CFPOA,

                                                                              30

detailed information about transactions and dispositions of assets must be kept in accordance with generally accepted accounting principles.

     Under the CFPOA, bribery of non-Canadian public officials, and associated activities, is a criminal offense exposing a wrongdoer to a penalty of up to five or ten years imprisonment (depending upon the offense) or, if such offense is considered not to be "serious", to a lesser penalty of six months imprisonment or a fine of up to $50,000.00 or both.

     France - Articles 435 II, III, IV of the Criminal Code

     The French law penalizes the act of any person proposing, offers, promises, gifts, presents or advantages of any kind, whether directly or indirectly, to a foreign public official so that the official performs or refrains from performing his official duties in order for the person to obtain an advantage in the conduct of international business. Sanctions are imprisonment for up to ten years and a fine of up to (euro)150,000. French jurisdiction applies, whenever one of the acts constituting a bribe takes place on French territory.

     Germany - The Act on Combating International Bribery (Gesetz zur
Bekaempfung internationaler Bestechung - IntBestG)

     The Act transforms the OECD Convention into German criminal law and makes it a criminal offence to offer, promise or grant to a member of a legislative body of a foreign state or to a member of a parliamentary assembly of an international organization, an advantage for that member or for a third party in order to obtain or retain for him/herself or a third party business, or an unfair advantage in international business transactions, in return for the
Member's committing an act or omission in future in connection with his/her mandate or functions.

     The Act also applies, regardless of the place of commission, to Germans who bribe foreign public officials in connection with international business transactions, or who bribe foreign members of parliament in connection with international business transactions.

     Mexico--Federal Criminal Code, Chapters X and XI

     Pursuant to Chapter X of the Mexican Criminal Code, it is a crime for a domestic government official, on his own or through a third party, to request or receive money or gifts to perform or refrain from performing any just or unjust act related to his function. It is also a crime for any person to offer money or gifts to a domestic government official to induce

                                                                              31

him to perform or refrain from performing any just or unjust act relating to his function.

     Chapter XI makes it a crime for any person to offer, promise or give money, gifts or their equivalent in goods or services, to a foreign government official to induce him to perform or refrain from performing any act relating to his function or any act beyond the scope of his function, in order for such person to obtain or retain undue advantages in the development or conduct of international commercial transactions. The law considers a foreign official to be any person who holds a public post considered as such by the applicable law, whether in the legislative, executive or judicial branches of a foreign state, or an autonomous or majority government owned agency or enterprise, or an international organization.

     Sanctions vary with the amount of the bribe and can include fines and two to 14 years' imprisonment.

     Spain - Articles 445 bis, 423 of the Penal Code

     The Spanish law penalizes the conduct of any person who, through presents, gifts, offers or promises, corrupts or tries to corrupt, directly or indirectly, authorities or public officials, whether from foreign or international organizations, to get any advantage in the exercise of their function. The sanctions are imprisonment between one and six years and fines up to triple the value of the bribe. Spanish jurisdiction applies whenever the bribe, in whole or in part, takes place on Spanish territory.

     Minor Exceptions to the OECD Convention

     Under some circumstances, certain types of payments, including payments to
"facilitate" routine government actions may be permitted, but determining what is a "facilitating payment" or is otherwise exempt from these laws, involves difficult legal judgments and must be approved in advance by in-house legal counsel.

INTERNATIONAL COMMERCE

     International Agreements

     Chemical Weapons Convention

     The Chemical Weapons Convention, which became effective on April 29, 1997, bans the development, production, stockpiling or use of chemical weapons and prohibits the signatories ("States Parties") from assisting or encouraging anyone to engage in a prohibited activity. The Convention

                                                                              32

provides for the declaration and inspection of all States Parties' chemical weapons and chemical weapon production facilities and oversees the destruction of such weapons and facilities.

     The Convention also establishes a comprehensive verification scheme and requires the declaration and inspection of facilities that produce, process or consume certain chemicals, many of which have significant commercial applications. The Convention also requires States Parties to report exports and imports and to impose export and import restrictions on certain chemicals. These requirements apply to all entities under the jurisdiction and control of States
Parties, including individuals and commercial entities such as Celanese.

     Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use
Goods and Technologies

     The Wassenaar Arrangement ("WA") is the first multilateral institution covering both conventional weapons and sensitive dual-use goods and technologies. The WA received final approval by 33 co-founding countries* in
July 1996, and began operations in September 1996.

     The WA is designed to prevent destabilizing accumulations of arms and dual-use goods and technologies. The WA encourages transparency, consultation and, where appropriate, national policies of restraint. In doing so, the WA fosters greater responsibility and accountability in transfers of arms and dual use goods and technologies. The WA also provides a venue in which governments can consider collectively the implications of various transfers on their international and regional security interests. This is the principal security benefit of membership.

     WA members maintain export controls on the WA Munitions and Dual-Use lists.
These lists regularly are reviewed by experts of the Participating States and revised as needed. However, the decision to transfer or deny any controlled item remains the responsibility of individual member states. To facilitate meeting the WA's principal objective of preventing destabilizing accumulations, members report on their decisions to transfer or deny to nonmembers certain classes of weapons and dual-use technologies.

     WA meetings are held in Vienna, where the Arrangement has established a small secretariat. Plenary meetings are held at least once a year. The

----------
     * The 33 Wassenaar Arrangement members are: Argentina, Australia, Austria,
Belgium, Bulgaria, Canada, Czech Republic, Denmark, Finland, France, Germany,
Greece, Hungary, Ireland, Italy, Japan, Luxembourg, Netherlands, New Zealand,
Norway, Poland, Portugal, Republic of Korea, Romania, Russia, Slovakia, Spain,
Sweden, Switzerland, Turkey, Ukraine, United Kingdom, and the U.S.A.

                                                                              33

Plenary has established a General Working Group, an Expert Group, and a
Licensing and Enforcement Officers subgroup, which meet periodically.

     Missile Technology Control Regime (MTCR)

     The MTCR is an informal, political understanding among 33 member states**
that seek to limit the proliferation of missiles and missile technology.

     The MTCR Partners have committed to apply a common export policy (MTCR
Guidelines) applied to a common list (MTCR Annex) of controlled items, including virtually all key equipment and technology needed for missile development, production, and operation. The Guidelines and Annex are implemented by each
Partner in accordance with its national laws and legislation.

     The MTCR Guidelines restrict transfers of missiles -- and technology related to missiles -- for the delivery of weapons of mass destruction (WMD).
The Regime places particular focus on missiles capable of delivering a payload of at least 500 kg to a distance of at least 300 km -- so-called "Category I" or
"MTCR-class" missiles.

     The MTCR Guidelines are open to all nations to implement, whether or not they are MTCR Partners; we encourage all governments to unilaterally adhere to the Guidelines.

     Australia Group

     The Australia Group (AG) was founded in 1984 to ensure that the industries of the participating countries did not assist, either purposefully or inadvertently, states seeking to acquire chemical and biological weapons capability.

     Thirty countries participate in the AG***. The AG has no charter or constitution and operates by consensus. The group meets annually in Paris.
Members must meet certain criteria, including an established, effective,

----------
     ** Missile Technology Control Regime (MTCR) Membership (as of May 1, 2001):
Argentina, Australia, Austria, Belgium, Brazil, Canada, Czech Republic, Denmark,
Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Japan,
Republic of Korea, Luxembourg, The Netherlands, New Zealand, Norway, Poland,
Portugal, Russia, South Africa, Spain, Sweden, Switzerland, Turkey, Ukraine,
United Kingdom, and the U.S.A.

     ***Australia, Argentina, Austria, Belgium, Canada, the Czech Republic,
Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy,
Japan, Luxembourg, the Netherlands, New Zealand, Norway, Poland, Portugal,
Romania, Slovakia, South Korea, Spain, Sweden, Switzerland, UK, and the U.S.A.

                                                                              34

legally-based system of national export controls, and demonstrated compliance with all multilateral treaties banning CBW activities.

     The AG seeks to impede the proliferation of chemical and biological weapons by providing a multilateral venue for:

          o    harmonizing export controls on chemical weapons precursor
               chemicals and dual-use facilities and manufacturing equipment that could be used in the production of chemical or biological weapons,

          o    sharing information about global trends in the proliferation of chemical and biological weapons, and entities attempting to procure weapons-related materials,

          o    consulting with AG non-participants, to encourage them to
               establish similar national export-licensing systems.

                                                                              35